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Exhibit 10.15

CONSULTING AGREEMENT

        This Agreement is made as of the 15th day of October, 2000, by and between Navigation Technologies Corporation, a Delaware corporation ("NavTech") and T. Russell Shields, an individual residing in Chicago, Illinois ("Shields"), with reference to the following:

A.
NavTech is a global developer of precision digital map databases and enabling technology used in a wide range of smart navigation products, including automotive navigation systems, hand held devices, Internet mapping, PC-based applications, and call center-based navigation services.

B.
Shields is knowledgeable about NavTech's business.

C.
NavTech and Shields desire to enter into this Agreement.

        Now, therefore, the parties hereto agree as follows:

1.
Relationship.    Shields hereby agrees to be available to NavTech for consulting services according to the terms and conditions hereinafter set forth.

2.
Term.    The term of this Agreement commences as of the date hereto and terminates on October 15, 2001 unless terminated earlier upon 30 days written notice by either party.

3.
Consulting Requests.    Shields will perform such consulting services as may be requested by the NavTech President and accepted by him.

4.
Compensation.    NavTech will pay Shields $3,000 per day for those days in which Shields performs consulting services for NavTech, which compensation is payable by NavTech to Shields no later than 30 days after receipt by NavTech of an invoice from Shields.

5.
Expenses.    NavTech will promptly reimburse Shields for all reasonable business expenses incurred by him in the performance of consulting services pursuant to this Agreement, provided that Shields accounts therefore in accordance with NavTech's reimbursement policy for executive officers, including, without limitation, the submission of supporting evidence as reasonably requested by NavTech.

6.
General Support.    In additional to consulting services, Shields will assist the NavTech President in general reviews and advice to him and NavTech executives, and Shields will support NavTech in general industry and customer relations. This work will be undertaken under the direction of the NavTech President without compensation. It is expected that this will take about 10 to 15 hours per month of Shields' time including customer contact.

7.
Communications Capabilities.    During the term of this Agreement, NavTech will furnish Shields with the communications capabilities currently provided by NavTech to him, including, without limitation, mailing address, e-mail, voice mail, telephones, facsimile, and telephone calling cards. Shields will pay NavTech any amount above $30,000 paid by NavTech during the term of this Agreement for these capabilities.

8.
Travel services.    During the term of this Agreement, Shields and his immediate family may use NavTech travel facilities including discounts available to NavTech. Shields will pay the cost of all plane tickets, hotels, car rental, etc arranged by NavTech for him.

9.
Independent Contractor.    Shields will perform consulting services pursuant to this Agreement as an independent contractor. Unless otherwise expressly authorized by the NavTech President in writing, Shields has no authority to enter into any agreement or commitment on behalf of, or to bind, NavTech. In acknowledgement of Shields' capacity as an independent contractor, NavTech will make no withholding from Shields' compensation hereunder. Shields will file all tax returns and reports and make all tax payments required to be filed and/or paid by Shields on the basis that he is an independent contractor.

10.
Facilities.    NavTech will provide and maintain such facilities, equipment, and supplies as may be reasonably necessary or appropriate in order to facilitate Shields' performance of consulting services pursuant to this Agreement.

11.
Confidential information.    Shields hereby undertakes to keep strictly confidential any and all information that he directly receives from NavTech that is marked "confidential" ("Confidential Information"). Shields will use the Confidential Information only in connection with providing services under this Agreement and in his activities as a Director of NavTech. Shields will ensure that the Confidential Information will neither be released nor communicated to any third party nor misused in any other way. Affiliates of NavTech are not considered to be third parties.

        The confidentiality obligations in this Section are binding beyond the termination of this Agreement for one year for so long as such Confidential Information does not lawfully enter the public domain.

        The confidentiality obligations under this Agreement shall not apply to the extent that the respective information:

  •
  is publicly available,

  •
  becomes publicly available without fault of Shields,

  •
  is lawfully received from a third party,

  •
  is developed independently of such Confidential Information, or

  •
  Shields is required by a government agency or a court of competent jurisdiction to disclose such Confidential Information.

12.
Return of Materials.    Shields will, at any time upon the request of NavTech, and upon the termination of this Agreement, destroy or return to NavTech originals and all copies of all records, notes, memoranda and documents, and other property belonging to NavTech, obtained by Shields as a result of Shields performing consulting services pursuant to this Agreement.

13.
Governing Law.    This Agreement is to be governed by and construed and enforced in accordance with the laws for the State of Illinois applicable to agreements made and to be performed entirely in Illinois without giving effect to the conflict of laws provisions.

14.
Resolution.    If a dispute arises between the parties hereto relating to the interpretation or performance of this Agreement, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the parties have not succeeded in resolving the dispute, either party may protect its interests by the arbitration procedures of Section 16.

15.
Jurisdiction.    Subject to the arbitration provisions in Section 16, each party irrevocably consents to the exclusive jurisdiction of the Federal and State courts located in Chicago, Illinois with respect to any action to enforce an arbitration award. For any action that Federal courts can have jurisdiction, a Federal court will be used instead of a State court.

16.
Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within 30 days after the commencement of the arbitration, NavTech and Shields will each select one person to act as arbitrator and the two selected will select a third arbitrator within 30 days of their appointment. If the arbitrators so selected are unable to or fail to agree upon the third arbitrator or either party fails to appoint an arbitrator, such arbitrator or arbitrators will be selected by the American Arbitration Association. The arbitration proceedings will be conducted in Chicago, Illinois.

17.
Limitation of Liability.    Notwithstanding anything to the contrary contained herein, neither NavTech nor Shields is liable for any indirect, special, incidental, consequential or punitive damages, or lost profits arising out of or related to a breach of this Agreement or the consulting services to be performed by Shields pursuant to this Agreement. It is further agreed and understood that (i) the limit of liability of Shields is the amount of compensation received by Shields pursuant to this Agreement and (ii) the limit of liability of NavTech is the amount of compensation and reimbursements received by Shields and to which Shields is entitled to receive pursuant to this Agreement.

18.
Successors and Assigns.    The provisions hereof inure to the benefit of, and are binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Notwithstanding the foregoing, Shields may not assign all or any part of this Agreement without the prior written consent of NavTech.

19.
Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties with regards to the subjects hereof. To the extent that any other agreement between NavTech and Shields is inconsistent with this Agreement, the terms of this Agreement govern. Neither party has made any representations or warranties to the other with respect to this Agreement and the subject matter except as expressly set forth herein. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated, except by a written instrument signed by the parties hereto.

20.
Notices.    All notices and other communications required or permitted hereunder will be made by fax and email addressed:

If to NavTech, at:	Navigation Technologies Corporation Attn: General Counsel. 10400 W. Higgins Road Rosemont, Illinois 60018 Fax: (847) 699-8057
If to Shields, at:	T. Russell Shields 160 E Pearson #3108 Chicago, Illinois 60611 Fax: (630) 629-9416 Email: shields@ygomi.com or at such other address as a party may have furnished to the other by notice. All such notices and other communications are effective one business day after transmission.

21.
Severability.    If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions hereof will be unaffected thereby and remain valid and enforceable as if such provision had not been set forth herein. The parties agree to substitute for such provision a valid provision which most closely approximates the intent and economic effect of such severed provision.

22.
Delays or Omissions.    No delay or omission to exercise any right, power, or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement will impair any such right, power, or remedy of such party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or any similar breach or default thereafter occurring. No waiver of any single breach or default may be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either party, are cumulative and not alternative.

23.
Attorneys' Fees.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then each party will pay his/its own attorneys' fees and other costs incurred in that action or proceeding.

24.
Representation and Warranty.    Each of NavTech and the person executing this Agreement on behalf of NavTech hereby represents and warrants to Shields that NavTech has all necessary corporate and other power and authority to execute, deliver, and perform this Agreement.

25.
Titles and Subtitles.    The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

26.
Counterparts.    This Agreement may be executed in counterparts; each of which is an original, but all of which together constitute one instrument. Each party may execute a separate counterpart which taken together constitute as fully binding an agreement as if both executed the same counterpart.

27.
Survival,    The provisions of Section 11 (Confidential Information), Section 13 (Governing Law), Section 14 (Resolution), Section 15 (Jurisdiction), Section 16 (Arbitration), Section 17 (Limitation of Liability), Section 23 (Attorneys' Fees) and Section 27 (Survival), shall survive the termination of this Agreement for any reason.

        In Witness whereof, each of the parties has executed this Consulting Agreement as of the date first above written.

T. Russell Shields
/s/ T. RUSSELL SHIELDS
Navigation Technologies Corporation
By:	/s/ LAWRENCE CHESLER

FIRST AMENDMENT TO SHIELDS
CONSULTING AGREEMENT

        This is an amendment ("First Amendment") to the Consulting Agreement ("Agreement") by and between Navigation Technologies Corporation and T. Russell Shields dated October 15 2000, and is effective as of September 15, 2001.

        The Term as set forth in Section 2 of the Agreement is hereby extended to October 15, 2002.

        In witness whereof, each of the parties has executed this First Amendment as of the date first written above.

T. Russell Shields
/s/ T. RUSSELL SHIELDS
Navigation Technologies Corporation
/s/ JUDSON GREEN

SECOND AMENDMENT TO SHIELDS
CONSULTING AGREEMENT

        This is a second amendment ("Second Amendment") to the Consulting Agreement by and between Navigation Technologies Corporation and T. Russell Shields dated October 15, 2000, and the First Amendment thereto dated September 15, 2001 (collectively the "Agreement"), and is effective as of October 15, 2002.

        The Term as set forth in Section 2 of the Agreement is hereby extended to April 15, 2003.

        In witness whereof, each of the parties has executed this Second Amendment as of the date first written above.

T. Russell Shields
/s/ T. RUSSELL SHIELDS
Navigation Technologies Corporation
/s/ LAWRENCE M. KAPLAN

THIRD AMENDMENT TO SHIELDS
CONSULTING AGREEMENT

        This is a third amendment ("Third Amendment") to the Consulting Agreement by and between Navigation Technologies Corporation ("NavTech") and T. Russell Shields ("Shields") dated October 15, 2000, the First Amendment thereto dated September 15, 2001 (collectively the "Agreement"), the Second Amendment thereto dated October 15, 2002, and is effective as of October 15, 2002.

Background

        Prior to October 15, 1999, Shields was an employee of NavTech. On October 15, 1999, NavTech and Shields terminated Shields' employment agreement with NavTech and entered into a certain Separation Agreement, under which NavTech agreed to provide "[c]ontinuation of Shields' health and dental benefits for one year after the Termination Date." Pursuant to a First Amendment to the Separation Agreement dated October 15, 2000, the Termination Date of the Separation Agreement, and thus the continuation of Shields' health and dental benefits, was extended to October 15, 2001, subject to certain conditions as set forth in the First Amendment. Under the First Amendment to the Agreement, the term of the Agreement was extended from October 15, 2001 to October 15, 2002. Since the expiration of the Separation Agreement, and concurrent with the term of the Agreement as extended under the First Amendment, NavTech continued to provide Shields with health and dental benefits.

        Pursuant to the Second Amendment to the Agreement, the term of the Agreement has been extended to April 15, 2003. NavTech and Shields desire to clarify that NavTech's continuation of Shields' health and dental benefits since October 15, 2001 constituted additional consideration to Shields under the Agreement, and that NavTech will continue to provide such health and dental benefits through the current term of the Agreement as extended by the Second Amendment.

Wherefore:

        Subject to approval from the NavTech Board of Directors, Section 4 of the Agreement is amended by adding the following sentence:

  "Commencing on October 15, 2001 and through April 15, 2003, NavTech shall continue Shields' health and dental benefits."

        In witness whereof, each of the parties has executed this Second Amendment as of the date first written above.

T. Russell Shields
/s/ T. RUSSELL SHIELDS
Navigation Technologies Corporation
/s/ JUDSON GREEN

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CONSULTING AGREEMENT